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                                                                    EXHIBIT 12.1


                        EYE CARE CENTER OF AMERICA, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES




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
                                                                                                            Thirteen    Thirteen
                                                                                                              Weeks       Weeks
                                                                    YEAR ENDED                                Ended       Ended
                                        ----------------------------------------------------------------------------------------
                                        December 31,  December 31,  December 30,  December 28,  January 3,  March 29,   April 4,
                                            1993          1994          1995          1996          1998       1997       1998
                                        ----------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)

Neat earning (loss)                        ($2,111)     ($15,615)     ($9,119)      $ 1,418       $ 5,215     $2,889     $3,882
Add: Income tax provision                    2,291            --           --           188           335        100         67
                                        ----------------------------------------------------------------------------------------
                                               180       (15,615)      (9,119)        1,606         5,550      2,989      3,949
                                        ----------------------------------------------------------------------------------------
Fixed Charges
  Interest expense, net                      3,106         9,271        9,046        10,341        14,380      3,508      3,558
  Interest factor portion of rent expense    4,296         3,738        4,011         4,368         6,254      1,524      1,601
                                        ----------------------------------------------------------------------------------------
      Total fixed charges                    7,402        13,009       13,057        14,709        20,634      5,032      5,159
                                        ----------------------------------------------------------------------------------------
Earnings (loss) before income taxes
 and fixed charges                         ($7,582)     ($ 2,606)     $ 3,938       $16,315       $26,184     $8,021     $9,108
                                        ----------------------------------------------------------------------------------------

Ratio of earnings to fixed charges             1.0         (a)            0.3           1.1           1.3        1.6        1.8


(a) Earnings were insufficient to cover fixed charges by $15,615 for the fiscal ended December 31, 1994.

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